Exhibit 10.1

Published CUSIP number (Deal): 73651GAZ6
Published CUSIP number (Term Loans): 73651GBA0

CREDIT AGREEMENT

DATED AS OF MARCH 23, 2026

AMONG

PORTLAND GENERAL ELECTRIC COMPANY,
THE BORROWER;

THE LENDERS;

U.S. BANK NATIONAL ASSOCIATION,
AS ADMINISTRATIVE AGENT;

and

COBANK, ACB AND MIZUHO BANK, LTD.
AS CO-SYNDICATION AGENTS

______________________________________________________________________________________________________

U.S. BANK NATIONAL ASSOCIATION, COBANK, ACB AND MIZUHO BANK, LTD.,
AS CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS

TABLE OF CONTENTS

SCHEDULES

SCHEDULE 2 TERM LOAN COMMITMENTS

SCHEDULE 3 INDEBTEDNESS EXCEPTIONS

SCHEDULE 5.2 LITIGATION

SCHEDULE 5.9 SUBSIDIARIES

SCHEDULE 5.16 ANTI-TERRORISM; ANTI-MONEY LAUNDERING

SCHEDULE 13.1 NOTICE ADDRESSES

EXHIBITS

EXHIBIT A FORM OF ASSIGNMENT AGREEMENT

EXHIBIT B FORM OF OPINION OF BORROWER’S COUNSEL

EXHIBIT C FORM OF COMPLIANCE CERTIFICATE

EXHIBIT D FORM OF NOTE

EXHIBIT E FORM OF BORROWING NOTICE

EXHIBIT F FORM OF CONVERSION/CONTINUATION NOTICE

i

This CREDIT AGREEMENT, dated as of March 23, 2026, is among Portland General Electric Company (the “Borrower”), the Lenders party hereto and U.S. Bank National Association, as administrative agent for the Lenders.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” is defined in Section 2.13.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agent” means U.S. Bank National Association, in its capacity as administrative agent for and contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Commitment” means the aggregate of the Term Loan Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof. The Aggregate Commitment as of the date of this Agreement is THREE HUNDRED AND FIFTY MILLION DOLLARS ($350,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Credit Agreement, as amended or otherwise modified from time to time.

“Agreement Accounting Principles” means United States generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.11.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (a) zero, (b) the Prime Rate for such day, (c) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (d) the Term SOFR Screen Rate (without giving effect to the Applicable Margin) for a one-month Interest Period on such day (or if such day is not a Business Day or if the Term SOFR Screen Rate for such Business Day is not published due to a holiday or other circumstance that the Agent deems in its sole discretion to be temporary, the immediately preceding Business Day) for Dollars plus 1.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Term SOFR Screen Rate shall be effective from the effective date of such change. If the Alternate Base Rate is being used when

Term SOFR Loans are unavailable pursuant to Section 2.5 or 3.3, then the Alternate Base Rate shall be the highest of clauses (a), (b) and (c) above, without reference to clause (d) above.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and any other anti-corruption law applicable to the Borrower and its Subsidiaries.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Margin” means, for any day, (a) with respect to any Term SOFR Loan, a percentage rate per annum of 1.10% and (b) with respect to any Base Rate Loan, a percentage rate per annum of 0.10%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means U.S. Bank National Association, CoBank, ACB and Mizuho Bank, Ltd., in their capacities as joint lead arrangers and joint bookrunners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignee Group” means two or more assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment Agreement” means an Assignment Agreement in the form of Exhibit A.

“Availability Period” means the period from and including the Effective Date to and including the Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate or the Applicable Margin changes.

“Base Rate Loan” means a Term Loan that, except as otherwise provided in Section 2.5, bears interest at the Base Rate.

“Benchmark” means, initially, in the case of Term SOFR Loans, the Term SOFR Screen Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.3(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has become effective pursuant to Section 3.3(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:

(1) Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement pursuant to clause (2) of the definition of “Benchmark Replacement” for any applicable Interest Period and Available Tenor for any setting of such Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Term SOFR Loan,” the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); and

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by any of the entities referenced in clause (2) above announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b), and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark in accordance with Section 3.3(b).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” is defined in the preamble.

“Borrowing Date” means a date on which a Term Loan is made hereunder.

“Borrowing Notice” is defined in Section 2.2(b).

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system; provided that, when used in connection with SOFR or the Term SOFR Screen Rate, the term “Business Day” excludes any day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d3 of the SEC under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Borrower. Notwithstanding the above, for purposes of this Agreement no “Change in Control” shall occur or be deemed to have occurred if a corporate reorganization of Borrower occurs as contemplated by Application UM 2385 filed by Borrower on July 25, 2025 with the Oregon Public Utilities Commission (the “OPUC Application”), a copy of which has been provided to Lenders prior to the Effective Date (the “Permitted Reorganization”); provided that from and after the completion of the Permitted Reorganization, (i) reference to the “Borrower” in the immediately preceding sentence shall be deemed to be reference to any “holding company” (as defined below) and (ii) the failure of the holding company to hold, directly or indirectly, 100% of the voting stock of the Borrower shall constitute a “Change in Control”. The OPUC Application seeks, among other things, approval for a corporate reorganization to create a holding company structure for the Borrower (any such holding company, a “holding company”).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, or the rules and regulations promulgated thereunder.

“Commitment Termination Date” means the earliest of (a) September 23, 2026, (b) the date on which the Term Loan Commitments are terminated in whole pursuant to Section 2.3(b), and (c) the date the Term Loan Commitments are terminated in whole pursuant to Section 8.1; provided, however, in the case of the foregoing clauses (a) and (b), if such date is not a Business Day, the Commitment Termination Date shall be the next preceding Business Day.

“Consolidated Indebtedness” means at any time all Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Conversion/Continuation Notice” is defined in Section 2.2(d).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means for any day, an interest rate per annum equal to SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.

“Debt” means any liability that constitutes “debt” or “Debt” under Section 101(11) of the United States Bankruptcy Code or under the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any analogous applicable law, rule or regulation, Governmental Approval, order, writ, injunction or decree of any court or Governmental Authority.

“Default” means an event described in Article VII.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Term Loans, within three Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent, to confirm in writing to the Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or similar debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become subject to a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Determination Date” has the meaning provided in the definition of Term SOFR Screen Rate.

“Disclosure Documents” means the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” is defined in Section 4.1.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, injunctions, permits, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person, including a Subsidiary or other Affiliate of such first Person, that is a member of any group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o) of which such first Person is a member.

“ERISA Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Erroneous Payment” is defined in Section 10.16(a).

“E-SIGN” means the Federal Electronic Signatures in Global and National Commerce Act, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, (A) taxes imposed on its overall net income, and franchise taxes or gross revenue taxes in the nature of net income taxes, including without limitation the Washington Business and Occupation Tax, the Ohio Commercial Activity Tax and other similar taxes, by either (i) any jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located; (B) any U.S. federal withholding taxes imposed under FATCA; (iii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements.

“Federal Funds Effective Rate” means, for any day, the greater of (a) zero and (b) the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Screen Rate.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Approval” means any authorization, consent, approval, license or exception of, registration or filing with, or report or notice to, any governmental unit.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” is defined in Section 12.6.

“Guaranty” of a Person means any agreement, undertaking or arrangement (including, without limitation, any comfort letter, operating agreement, take or pay contract, application for a letter of credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership) by which such Person (i) assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, (ii) agrees to maintain the net worth or working capital or other financial condition of any other Person, or (iii) otherwise assures any creditor of such other Person against loss.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bankers’ acceptances, or other instruments, (v) obligations of such Person to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under interest rate swap, exchange or cap agreements, obligations or other liabilities with respect to accounts or notes, (ix) sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (x) other transactions which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Guaranties of Indebtedness; provided that there shall be excluded from this definition (1) (except for the purposes of Section 7.5) Interest Deferral Obligations up to an amount outstanding at any one time equal to 15% of the amount described in clause (a) of the definition of “Total Capitalization,” excluding in the calculation thereof for the purposes of this proviso, however, preferred and preference stock and (2) the agreements listed on Schedule 3 and similar agreements entered into for the operation and maintenance of power plants or the purchase of power or transmission services (provided, for the avoidance of doubt, that this Agreement shall not be deemed to be such an agreement as a result of it being available to support collateral requirements under the Borrower’s energy purchase and sale agreements).

“Interest Deferral Obligations” means obligations and guaranties related thereto, which obligations and guaranties are junior and subordinated in all respects to all amounts owing under the Loan Documents, that contain provisions allowing the obligor to extend the interest payment period from time to time and defer any interest payments (however denominated) due during such extended interest payment period.

“Interest Period” means, with respect to a Term SOFR Loan, a period of one, three or six months (in each case, subject to the availability thereof) commencing on a Business Day selected by the Borrower pursuant to this Agreement and ending on the day that corresponds numerically to such date one, three or six months thereafter; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such succeeding Business Day falls in a new calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Scheduled Termination Date; and

(d) no tenor that has been removed from this definition pursuant to Section 3.3(b)(iv) may be available for selection by the Borrower.

“Lender Funding Obligation” is defined in Section 12.6(a).

“Lenders” means the financial institutions from time to time parties hereto as lenders, together with their respective successors and assigns.

“Lender Party” is defined in Section 10.16(a).

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on Schedule 13.1 or otherwise selected by such Lender or the Agent pursuant to Section 2.11.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan Documents” means this Agreement and each Note.

“Margin Stock” means margin stock as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents against the Borrower or the material rights or remedies of the Agent or the Lenders thereunder, it being understood that if the Moody’s Rating and/or the S&P Rating is downgraded to Baa2 or below or BBB or below, respectively, such downgrade in and of itself shall not constitute a Material Adverse Effect (but shall only constitute a Material Adverse Effect if such downgrade results in a material adverse effect of the type described in clause (i) or (ii) above).

“Material Indebtedness” is defined in Section 7.5.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means at any time, the rating issued by Moody's Investors Service, Inc. and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

“Mortgage” is defined in Section 6.10(v).

“Multiemployer Benefit Plan” means any Benefit Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” is defined in Section 2.7.

“Obligations” means all unpaid principal of and accrued and unpaid interest with respect to any Term Loan, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party arising under the Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Agents” is defined in Section 10.14.

“Other Taxes” is defined in Section 3.5(ii).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the Effective Date, and as codified at 31 C.F.R. § 850.101 et seq.

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of the aggregate principal amount of its Term Loans outstanding at such time.

“Participant Register” has the meaning specified in Section 12.2(c).

“Participants” is defined in Section 12.2(a).

“PATRIOT Act” means the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

“Payment Date” means the last Business Day of each March, June, September and December or, if such day is not a Business Day, the immediately succeeding Business Day.

“Payment Recipient” is defined in Section 10.16(a).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by U.S. Bank National Association or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as such prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned or leased by such Person.

“Pro Rata Share” means, with respect to any Lender at any time, (a) the percentage of the aggregate Term Loan Commitments that is represented by such Lender’s Term Loan Commitment and (b) with respect to such Lender’s portion of the outstanding Term Loans at any time, the percentage of the outstanding principal amount of such Term Loans held by such Lender at such time. The Pro Rata Share of a Lender shall be subject to adjustment as provided in Section 2.14.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Purchaser” means any Person that meets the requirements to be an assignee under Sections 12.3(a)(iii) and (v) (subject to such consents, if any, as may be required under Section 12.3(a)(iii)).

“Reference Time” means the time determined by the Agent in its reasonable discretion.

“Regulation U” means Regulation U of the FRB as from time to time in effect and any successor or other regulation or official interpretation of the FRB relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Reportable Event” means a reportable event described in Section 4043 of ERISA.

“Required Lenders” means Lenders in the aggregate having more than 50% of the sum of (a) any unfunded Aggregate Commitment and (b) the Aggregate Outstanding Credit Exposure; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders any unfunded Term Loan Commitment and any Outstanding Credit Exposure of such Lender at such time; provided that at all times when two or more Lenders (other than Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“S&P Rating” means, at any time, the rating issued by Standard & Poor's Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc. and then in effect with respect to the Borrower's senior unsecured long-term debt securities without third-party credit enhancement.

“Sanctions” means sanctions administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union, (d) His Majesty’s Treasury, or (e) other relevant sanctions authority.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Scheduled Termination Date” means March 23, 2028.

“Screen” has the meaning provided in the definition of Term SOFR Screen Rate.

“SEC” means the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the SEC as in effect on the date of this Agreement) of the Borrower.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SPV” is defined in Section 12.6.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (i) represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Tax-Free Debt” means Debt of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a letter of credit with respect to the principal of or interest on such obligations.

“Taxes” means any and all present or future taxes, duties, levies, imposts, charges or withholdings imposed by or payable to any governmental or regulatory authority or agency, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Loan” is defined in Section 2.1(a) (including any conversion or continuation thereof).

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make a portion of the Term Loan to the Borrower pursuant to Section 2.1(a), in the principal amount set forth opposite such Term Loan Lender’s name on Schedule 2, as such amounts may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Term Loan Commitments of all the Term Loan Lenders in effect on the Effective Date is THREE HUNDRED AND FIFTY MILLION DOLLARS ($350,000,000).

“Term Loan Lender” means each Lender holding a Term Loan Commitment.

“Term Loan Note” is defined in Section 2.7(ii).

“Term SOFR” means the rate per annum determined by the Agent as the forward-looking term rate based on SOFR.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd. (or a successor administrator of Term SOFR).

“Term SOFR Administrator’s Website” means https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr, or any successor source for Term SOFR identified as such by the Term SOFR Administrator from time to time.

“Term SOFR Loan” means a Term Loan that, except as otherwise provided in Section 2.5, bears interest at the applicable Term SOFR Rate other than pursuant to clause (d) of the definition of Alternate Base Rate.

“Term SOFR Rate” means, for the relevant Interest Period, the sum of (a) the Term SOFR Screen Rate applicable to such Interest Period, plus (b) the Applicable Margin.

“Term SOFR Screen Rate” means, for the relevant Interest Period, the Term SOFR rate quoted by the Agent from the Term SOFR Administrator’s Website or the applicable Bloomberg screen (or other commercially available source providing such quotations as may be selected by the Agent from time to time) (the “Screen”) for such Interest Period, which shall be the Term SOFR rate published two Business Days before the first day of such Interest Period (such Business Day, the “Determination Date”). If as of 5:00 p.m. (New York time) on any Determination Date, the Term SOFR rate has not been published by the Term SOFR Administrator or on the Screen, then the rate used will be that as published by the Term SOFR Administrator or on the Screen for the first preceding Business Day for which such rate was published on such Screen so long as such first preceding Business Day is not more than three (3) Business Days prior to such Determination Date.

“Ticking Fee Rate” means, at any time, a percentage rate per annum equal to 0.125%.

“Total Capitalization” means, at any time, the sum of the following for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles (without duplication and excluding minority interests in Subsidiaries):

(c) the amount of capital stock, including preferred and preference stock (less cost of treasury shares), plus any amounts deducted from stockholders’ equity as unearned compensation on the Borrower’s balance sheet, plus (or minus in the case of a deficit) capital surplus and earned surplus, but including current sinking fund obligations; plus

(d) the aggregate outstanding principal amount of Interest Deferral Obligations excluded by the proviso in the definition of “Indebtedness”; plus

(e) the aggregate outstanding principal amount of all Consolidated Indebtedness.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Term Loan, its nature as a Base Rate Loan or a Term SOFR Loan.

“UETA” means the Uniform Electronic Transactions Act as in effect in the State of New York, as amended from time to time, and any successor statute, and any regulations promulgated thereunder from time to time.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II

THE CREDITS

2.1. The Term Loans.

(a) Description of Term Loans. Subject to the terms and conditions herein set forth and in reliance upon the representations and warranties herein set forth, each Term Loan Lender severally agrees to make Term Loans from time to time (collectively, the “Term Loans”)

to the Borrower in accordance with Section 2.2 on no more than four (4) occasions during the Availability Period in an aggregate principal amount equal to such Lender’s then remaining unused Term Loan Commitment. Notwithstanding the foregoing, (i) concurrently with the making of any Term Loan on any Borrowing Date, the Term Loan Commitment of each Lender will be permanently reduced on a dollar-for-dollar basis by the principal amount of Term Loans made by such Lender on such Borrowing Date, and (ii) if all or any portion of the Term Loan Commitments are not drawn by 3:00 p.m. (New York time) on the Commitment Termination Date, the undrawn amount shall automatically be cancelled. Amounts repaid on the Term Loans may not be reborrowed.

(b) Repayment of Term Loans. The Term Loans shall be due and paid in full, together with accrued interest thereon, and any other amounts then due and owing, on the Scheduled Termination Date (except as (x) accelerated sooner pursuant to Section 8.1 or (y) otherwise provided in Section 3.3).

2.2. Procedure for Term Loans.

(a) Term Loans. The Lenders shall make each Term Loan ratably according to their Pro Rata Share.

(b) Method of Selecting Interest Periods for Term Loans. Term Loans may be Base Rate Loans or Term SOFR Loans, or a combination thereof, as selected by the Borrower in accordance with this Section 2.2(b). The Borrower shall select the Type of Term Loan and, in the case of each Term SOFR Loan, the Interest Period applicable thereto, from time to time. The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit E hereto (a “Borrowing Notice”) not later than 11:30 a.m. (New York time) on the Borrowing Date of each Base Rate Loan and at least three (3) Business Days before the Borrowing Date for each Term SOFR Loan. Each Borrowing Notice shall specify:

(a) the Borrowing Date, which shall be a Business Day, of such Term Loan;

(b) the aggregate amount of such Term Loan,

(c) the Type of Term Loan selected, and

(d) in the case of each Term SOFR Loan, the Interest Period applicable thereto.

(c) Conversion and Continuation of Outstanding Term Loans. Base Rate Loans shall continue as Base Rate Loans unless and until such Base Rate Loan is either converted into a Term SOFR Loan in accordance with this Section 2.2(d) or are repaid in accordance with Section 2.3. Each Term SOFR Loan shall continue as a Term SOFR Loan until the end of the then applicable Interest Period therefor, at which time such Term SOFR Loan shall be automatically converted into a Base Rate Loan unless (x) such Term SOFR Loan is or was repaid in accordance with Section 2.3 or (y) the Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Term SOFR Loan continue as a Term SOFR Loan for the same or another Interest Period. Subject to the terms of

Section 2.6, the Borrower may elect from time to time to convert all or any part of a Base Rate Loan into a Term SOFR Loan. The Borrower shall give the Agent irrevocable notice in substantially the form of Exhibit F hereto (a “Conversion/Continuation Notice”) of each conversion of a Base Rate Loan into a Term SOFR Loan, or continuation of a Term SOFR Loan, not later than 11:30 a.m. (New York time) at least three (3) Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Term Loan which is to be converted or continued, and

(c) the amount of such Term Loan which is to be converted or continued as a Term SOFR Loan and the duration of the Interest Period applicable thereto.

(d) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(e) Method of Borrowing. Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its portion of any Term Loan in funds immediately available to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the Borrower on the day received and in the form received, at the Borrower’s account specified by the Borrower to the Agent.

(f) Ticking Fee. The Borrower agrees to pay to the Agent for the account of each Lender a ticking fee at a per annum rate equal to the Ticking Fee Rate on the average daily unused portion of such Lender’s Term Loan Commitment from and including July 22, 2026 to and including the last day of the Availability Period, payable on each Payment Date and on any Lender’s Scheduled Termination Date (and thereafter, if applicable, on demand), subject to adjustment as provided in Section 2.14.

2.3. Optional Principal Payments; Term Loan Commitment Reductions.

(a) The Borrower may from time to time prepay the Term Loans, subject to the payment of any funding indemnification amounts required under Section 3.4, but without penalty or premium, all outstanding Term Loans or, in a minimum aggregate amount of $5,000,000 or any higher integral multiple of $1,000,000, any portion of the outstanding Term Loans upon prior notice to the Agent not later than 1:00 p.m. (New York time) three (3) Business Days prior to the date of payment (which shall be a Business Day).

(b) The Borrower may terminate or permanently reduce the unused portion of the Aggregate Commitment (i) in part ratably among the Lenders in integral multiples of

$5,000,000, upon at least five (5) Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, or (ii) in whole upon at least one (1) Business Days’ written notice to the Agent. If all or any portion of the Aggregate Commitment is being terminated in whole, all fees accrued with respect to thereto until the effective date of such termination shall be paid on the effective date of such termination.

(c) The Aggregate Commitment shall be reduced to zero and the Obligations shall immediately become due and payable following the occurrence of a Change in Control upon the Borrower’s receipt of notice thereof from the Required Lenders (or the Agent with the consent of the Required Lenders).

2.4. Interest Rate, etc. Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Term Loan is made or is converted from a Term SOFR Loan into a Base Rate Loan pursuant to Section 2.2(d) to but excluding the date it becomes due, is prepaid or is converted into a Term SOFR Loan pursuant to Section 2.2(d), at a rate per annum equal to the Base Rate for such day. Changes in the rate of interest on that portion of any Term Loan maintained as a Base Rate Loan will take effect simultaneously with each change in the Alternate Base Rate. Each Term SOFR Loan shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period or, with respect to any principal amount prepaid pursuant to Section 2.3, the date of such prepayment, at the Term SOFR Screen Rate.

2.5. Interest; Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2(b) or Section 2.2(c), during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Term Loan may be made as, converted into or continued as a Term SOFR Loan. During the continuance of any such Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Term SOFR Loan shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (ii) each Base Rate Loan (and any Term SOFR Loan which is not paid at the end of the applicable Interest Period) shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above shall be applicable to all Term Loans without any election or action on the part of the Agent or any Lender.

2.6. Method of Payment. Except as otherwise provided herein, all payments of the Obligations shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by 1:00 p.m. (New York time) on the Business Day prior to the date when due by the Agent to the Borrower. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender.

2.7. Evidence of Indebtedness; Recordkeeping.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Upon the request of any Lender, the Term Loans made by such Lender also may be evidenced by a promissory note in favor of such Lender, substantially in the form of Exhibit D (collectively, the “Notes” and each a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to such Lender.

(c) The Agent shall also maintain accounts in which it will record (a) the amount of each Term Loan made hereunder, and if applicable, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries set forth in the accounts maintained pursuant to paragraphs (i) and (iii) above, in the absence of manifest error, shall be prima facie evidence of the existence and amounts of the Obligations therein recorded and outstanding hereunder; provided that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

2.8. Telephonic Notices. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue the Term Loans, effect selections of Types of Term Loans, change the Interest Period, and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Agent a written confirmation (signed by an authorized representative of the Borrower) of each telephonic notice, if such confirmation is requested by the Agent or any Lender. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.9. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Term Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Term Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Base Rate Loan converted into a Term SOFR Loan on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Term SOFR Loan having an Interest Period longer than three months shall also be payable on the last day of each three month interval during such Interest Period. All interest shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest computed by reference to the Alternate Base Rate shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day a Term Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon (New York time) at the place of payment. If any payment of principal of or interest on a Term Loan shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.10. Notification of Term Loans, Interest Rates and Prepayments. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, each Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder; provided, however, that the failure of the Agent to provide such notice to the Lenders shall not affect the validity or binding nature of such notice delivered to the Agent by the Borrower. The Agent will notify each Lender of the interest rate applicable to each Term Loan promptly upon determination of such interest rate.

2.11. Lending Installations. Each Lender may book its Term Loans at any U.S. Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrower in accordance with Article XIII, designate replacement or additional U.S. Lending Installations through which Term Loans will be made by it and for whose account Term Loan payments are to be made.

2.12. Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Term Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Term Loan or (y) in the case of payment by the Borrower, the interest rate applicable to the relevant Term Loan.

2.13. Replacement of Lender. If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender or if any Lender’s obligation to make or continue, or to convert Base Rate Loans into, Term SOFR Loans is suspended pursuant to Section 3.3 or (b) any Lender becomes a Defaulting Lender (any Lender so affected as described in subclauses (a) or (b) an “Affected Lender”), the Borrower may (but only, in the case of clause (a), if such amounts continue to be charged or such suspension is still effective) elect to replace such

Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Agent shall agree, as of such date, to purchase for cash the Term Loans due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit A and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including, without limitation, any payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Term Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.13 may be effected pursuant to an Assignment Agreement executed by the Borrower, the Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

2.14. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.2.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.1 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 11.1), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Term Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting

Lender to fund Term Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Term Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Term Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Certain Fees. That Defaulting Lender shall not be entitled to receive any ticking fee pursuant to Section 2.2(f) for any period during which that Lender is a Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Term Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Term Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, any Change in Law:

(a) subjects the Agent, any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than in each case with respect to Excluded Taxes) to any Lender in respect of its Term Loans or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Term Loans), or

(c) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Term Loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its Term Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Term Loans or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to the Agent, such Lender or applicable Lending Installation, as the case may be, of making, continuing, converting or maintaining its Term Loans or making or maintaining its Term Loan Commitment or to reduce the return received by such Lender or applicable Lending Installation in connection with such Term Loans or Term Loan Commitment, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Term Loan Commitment to make Term Loans (after taking into account such Lender’s policies as to capital adequacy).

3.3. Availability of Term Loans.

(a) Availability of Term SOFR Borrowings. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, but subject to Section 3.3(b), if the Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Agent that the Required Lenders have determined, that:

(a) for any reason in connection with any request for a Term SOFR Loan or a conversion or continuation thereof that the Term SOFR Screen Rate for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of the funding such Term Loans, or

(b) the interest rate applicable to Term SOFR Loans for any requested Interest Period is not ascertainable or available (including, without limitation, because the applicable Screen (or on any successor or substitute page on such screen) is unavailable) and such inability to ascertain or unavailability is not expected to be permanent,

then the Agent shall suspend the availability of Term SOFR and require any affected Term SOFR Loans to be repaid or converted to Base Rate Loans at the end of the applicable Interest Period.

(b) Benchmark Replacement.

(a) Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.3(b), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.3(b).

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Screen Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove any tenor of such Benchmark that is unavailable or non-representative for any Benchmark settings and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon notice to the Borrower by the Agent in accordance with Article XIII of the commencement of a Benchmark Unavailability Period and until a Benchmark Replacement is determined in accordance with this Section 3.3(b), the Borrower may revoke any request for a Term SOFR Loan, or any request for the conversion or continuation of a Term SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period at the end of the applicable Interest Period, and, failing that, the Borrower will be deemed to have converted any such request at the end of the applicable Interest Period into a request for a Base Rate Loan or conversion to a Base Rate Loan. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

3.4. Funding Indemnification. If:

(a) any payment of a Term Loan occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise;

(b) a Term Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders;

(c) a Term Loan is converted other than on the last day of the Interest Period applicable thereto;

(d) the Borrower fails to borrow, convert, continue or prepay a Term Loan on the date specified in any notice delivered pursuant hereto; or

(e) a Term Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.13,

the Borrower shall indemnify each Lender for such Lender’s costs, expenses and Interest Differential (as determined by such Lender) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest such Lender would have earned (from like investments as of the first day of the Interest Period) had prepayment not occurred and the interest such Lender will actually earn (from like investments as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term duration of any Interest Period, the Borrower agrees that the Interest Differential shall not be discounted to its present value.

The Borrower hereby acknowledges that the Borrower shall be required to pay Interest Differential with respect to any portion of the principal balance accelerated or paid before the end of the Interest Period for such Term Loan, whether voluntarily, involuntarily, or otherwise, including without limitation any principal payment required upon maturity when the Borrower has elected an Interest Period that extends beyond the scheduled maturity date of such Term Loan and any principal payment required following default, demand for payment, acceleration, collection proceedings, foreclosure, sale or other disposition of collateral, bankruptcy or other insolvency proceedings, eminent domain, condemnation, application of insurance proceeds, or otherwise. Such Interest Differential shall at all times be an Obligation as well as an undertaking by the Borrower to the Lenders whether arising out of a voluntary or mandatory prepayment.

3.5. Taxes.

(a) All payments by the Borrower to or for the account of any Lender or the Agent hereunder shall be made free and clear of and without deduction for any and all Taxes, except to the extent such Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement but fails to properly and timely complete and execute documentation as provided in Section 3.5(iv) or Section 3.5(vi), as the case may be. Subject to each Lender’s and the Agent’s compliance with Section 3.5(iv) and Section 3.5(vi), if the Borrower or the Agent shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower or the Agent, as applicable, shall make such deductions, (c) the Borrower or the Agent, as applicable, shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise (but excluding Excluded Taxes) or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution or delivery of, or otherwise with respect to, this Agreement (“Other Taxes”).

(c) Except as otherwise provided herein, the Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided that the Borrower shall not be required to indemnify the Agent or any Lender for interest, penalties or associated expenses described in the foregoing if such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. Payments due under this indemnification shall be made within thirty (30) days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not less than ten (10) Business Days after the date of this Agreement (or, if later, ten (10) Business Days after such Lender shall become a Lender pursuant to Section 12.3), deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY and related documentation, certifying in either case that such Lender (or beneficial owners, as applicable) is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax, including backup withholding, with respect to payments under this Agreement pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. In the event such Lender has failed timely to provide the Borrower (with a copy to the Agent) with such properly completed and executed documentation, such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes withheld to the extent such Taxes would have been reduced or exempt from withholding had such properly completed and executed documentation been timely provided to the Borrower (with a copy to the Agent).

(g) If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent); provided that no Lender shall be required to indemnify the Agent for any of the foregoing to the extent the failure of the Agent to withhold tax from amounts paid to or for the account of any Lender is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent. In addition, each Lender shall severally indemnify the Agent for any taxes attributable to such Lender’s failure to comply with the provisions of Section 12.2(c) relating to the maintenance of a Participant Register that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

(h) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (viii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Term Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Term Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall notify the Borrower of any amounts due under Section 3.1, 3.2, 3.4 or 3.5 as soon as reasonably practicable and, thereafter, deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under such Section(s). Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Term SOFR Loan shall be calculated as though each Lender funded its Term SOFR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Term SOFR Rate applicable to such Term SOFR Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7. Term SOFR Notification. The interest rate on Term SOFR Loans is determined by reference to the Term SOFR Screen Rate, which is derived from Term SOFR. Section 3.3(b) provides a mechanism for (a) determining an alternative rate of interest if Term SOFR is no longer available or in the other circumstances set forth in Section 3.3(b), and (b) modifying this Agreement to give effect to such alternative rate of interest. The Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to Term SOFR or other rates in the definition of Term SOFR Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof (including any Benchmark Replacement), including without limitation, whether any such alternative, successor or replacement reference rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.3(b), will have the same value as, or be economically equivalent to, Term SOFR. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Alternate Base Rate, Term SOFR, the Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

3.8. Illegality. If any Lender determines that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, or fund Loans whose interest is determined by reference to the Term SOFR Rate, or to determine or charge interest rates based upon the Term SOFR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars on any applicable interbank market, then, upon notice thereof by such Lender to the Borrower (through the Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loan shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR Rate component of the Alternate Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR Rate component of the Alternate Base Rate, in each case until such Lender notifies the Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, convert each Term SOFR Loan of such Lender to a Base Rate Loan (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Term SOFR Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender can lawfully continue to maintain such Term SOFR Loan to such day, or immediately, if such Lender cannot lawfully continue to maintain such Term SOFR Loan, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Term SOFR Rate, the Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Term SOFR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.4.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on or before March 23, 2026, that all of the following conditions have been satisfied:

(a) the Borrower shall have paid, to the extent invoiced, all legal fees of counsel to the Agent required to be reimbursed or paid by the Borrower pursuant to Section 9.6(a);

(b) the Agent shall have received each of the following:

(a) Counterparts of this Agreement executed by the Borrower, the Lenders and the Agent.

(b) Copies of the articles or certificate of incorporation of the Borrower, together with all amendments, and a certificate of existence, certified by the appropriate governmental officer in its jurisdiction of incorporation.

(c) Copies, certified by the Secretary or Assistant Secretary (or such other officer deemed acceptable by the Agent) of the Borrower, of its bylaws and of its Board of Directors’ resolutions authorizing the execution of the Loan Documents by the Borrower.

(d) An incumbency certificate, executed by the Secretary or Assistant Secretary (or such other officer deemed acceptable by the Agent) of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(e) A certificate, signed by the chief financial officer or the controller of the Borrower, stating, as of the Effective Date, that (A) no Default or Unmatured Default has occurred and is continuing, (B) the Borrower is in compliance with Section 6.11 and setting forth in reasonable detail the calculation of the ratio set forth therein, determined as of December 31, 2025, (C) the representations and warranties contained in Article V are true and correct and (D) the copy of the OPUC Application attached thereto is true and correct.

(f) A written opinion of counsel to the Borrower, substantially in the form of Exhibit B.

(g) Evidence, in form and substance satisfactory to the Agent, that the Borrower has obtained all governmental approvals, if any, necessary for it to enter into the Loan Documents, including, without limitation, the approval of the Public Utility Commission of Oregon,, and a certification by the Borrower that any such evidence is a true and correct copy of any such approvals.

(h) A Note (or Notes, as applicable) executed by the Borrower in favor of each Lender that has requested a Note pursuant to Section 2.7.

(i) Such other documents as any Lender or its counsel may have reasonably requested;

(c) the Agent and the Lenders shall have received, at least five (5) Business Days prior to the Effective Date, all documentation and other information requested by the Agent or any Lender or required by regulatory authorities in order for the Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations to the extent requested at least ten (10) Business Days prior to the Effective Date;

(d) the Borrower shall have delivered to the Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations) to the extent requested at least ten (10) Business Days prior to the Effective Date, in each case at least five (5) Business Days prior to the Effective Date; and

(e) the Agent shall have received all fees and other amounts due and payable by the Borrower hereunder or otherwise in connection herewith on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.2. Each Term Loan. The Lenders shall not be required to make any Term Loan unless on the applicable Borrowing Date:

(a) No Default or Unmatured Default exists or will result after giving effect to such Term Loan.

(b) The representations and warranties contained in Article V (other than Section 5.10) are true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) as of the date of such Term Loan except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or Material Adverse Effect, in all respects) on and as of such earlier date.

Each request for a Term Loan shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders as follows:

5.1. Corporate Existence. Each of the Borrower and its Significant Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

5.2. Litigation and Contingent Obligations. To the Borrower’s knowledge, there are not, in any court or before any arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or threatened in writing (a) against or affecting (except as disclosed in the Disclosure Documents or on Schedule 5.2) the Borrower or any Significant Subsidiary or any of their respective businesses or properties except actions, suits or proceedings that there is no material likelihood would, singly or in the aggregate, have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Term Loan or (b) affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower involving the Borrower or any Significant Subsidiary or any of their respective businesses or properties or, to the Borrower’s knowledge, otherwise.

5.3. No Breach. None of the execution and delivery of this Agreement, any other Loan Document, the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof will (a) contravene the terms of the Articles of Incorporation or Bylaws of the Borrower, (b) conflict with or result in a breach of, or require any consent under, any applicable law, rule or regulation, or any order, writ, injunction or decree of any Governmental Authority, or any agreement or instrument to which the Borrower or any of its Significant Subsidiaries is a party or by which it is bound or to which it is subject, or (c) constitute a default under any agreement or instrument to which the Borrower or any of its Significant Subsidiaries is a party or by which it is bound or to which it is subject, or result in the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Significant Subsidiaries pursuant to the terms of any such agreement or instrument.

5.4. Corporate Action. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by the Borrower and constitutes its legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as may be limited by applicable bankruptcy laws or similar laws or equitable principles of general applicability affecting creditors’ rights.

5.5. Approvals. The Borrower has obtained all Governmental Approvals from, and has made or will timely make all filings and registrations with any federal, state or local governmental or regulatory authority or agency that has authority over the Borrower or any of its Significant Subsidiaries, that are necessary for the execution, delivery or performance by the Borrower of this Agreement and each other Loan Document or for the validity or enforceability hereof or thereof, and such Governmental Approvals, filings and registrations are and shall continue to be in full force and effect (it being understood that the Borrower may be required to make customary filings with the SEC and other governmental or regulatory authorities or agencies disclosing the existence and/or material terms of this Agreement, but failure to make any such filing shall not affect the validity or enforceability hereof or of any other Loan Document).

5.6. Use of Term Loans. Neither the Borrower nor any of its Significant Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, as defined in Regulation U, and no part of the proceeds of any Term Loan hereunder will be used to buy or carry any Margin Stock. No part of the proceeds of any Term Loan hereunder will be used to acquire stock of any corporation the board of directors of which has publicly stated its opposition to such acquisition or fails to endorse such acquisition.

5.7. ERISA. Except as disclosed in the Disclosure Documents, the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, the other ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan of the Borrower or any ERISA Affiliate; the Benefit Plans of the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, of the other ERISA Affiliates are in compliance in all material respects with the presently applicable provisions of ERISA and the Code or any non-compliance is not reasonably expected to result in a Material Adverse Effect; and the Borrower and its Significant Subsidiaries and, to the knowledge of the Borrower, the other ERISA Affiliates have not incurred any liability to the PBGC (other than liability for premium payments which are paid when due) or to such Benefit Plan which, individually or in the aggregate, exceeds $10,000,000. Without limiting the generality of the foregoing, except as disclosed in the Disclosure Documents, the Borrower has not received notice with respect to any of the foregoing events with respect to any ERISA Affiliate or such Benefit Plan. As of the Effective Date, the Borrower is not nor will be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Term Loans or the Term Loan Commitments.

5.8. Taxes. United States Federal income tax returns of the Borrower and its Significant Subsidiaries have been examined and closed through the period ended December 31, 2010. The Borrower and its Significant Subsidiaries have filed all United States Federal and state income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Significant Subsidiaries, except such taxes, if any, as are being contested in good faith and by proper proceedings or the non-payment of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Significant Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

5.9. Subsidiaries. Schedule 5.9 contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of organization, the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and identifying which Subsidiaries are Significant Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.10. No Material Adverse Change. Since December 31, 2025, there has been no change in the business or financial condition of the Borrower and its Significant Subsidiaries from that reflected in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2025 which would reasonably be expected to have a Material Adverse Effect.

5.11. Financial Statements. The Borrower has furnished the Disclosure Documents to the Lenders prior to the date hereof. The financial statements contained in the Disclosure Documents and all financial statements furnished pursuant to Section 6.9(i) or (ii) fairly present in all material respects, in accordance with Agreement Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Borrower and its Subsidiaries for the respective periods to which such statements relate.

5.12. No Material Misstatements. None of the following contained, contains or will contain as of the date thereof any material misstatement of fact or omitted, omits or will omit as of the date thereof to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading:

(a) the Disclosure Documents (excluding any exhibits referred to in any such Disclosure Documents); or

(b) any report delivered to the Agent or any Lender pursuant to Section 6.9(i) or (ii) (excluding exhibits referred to in any such report).

To the best knowledge of the Borrower, no other written information delivered to the Agent or any Lender pursuant to Section 6.9 contained, contains or will contain as of the date thereof any material misstatement of fact. As of the Effective Date, all of the information included in any Beneficial Ownership Certification, if any, is true and correct.

5.13. Properties. As of the date of this Agreement, the Borrower has good right or title to all of its Properties to the extent reflected in the Disclosure Documents, except for minor restrictions, reservations and defects which do not in any substantial way interfere with the Borrower’s ability to conduct its business as now conducted and except for such assets as have been disposed of since December 31, 2025 in transactions of the types described in Sections 6.13(a), (b) and (c), and all such Properties are free and clear of any Liens, except as permitted by Section 6.10.

5.14. Environmental Matters. Except as described in the Disclosure Documents, to the best of Borrower’s knowledge, no event has occurred and no condition exists related to

Environmental Laws which would reasonably be expected to have a Material Adverse Effect. Except as otherwise described in the Disclosure Documents, neither the Borrower nor any Subsidiary has received any notice from a federal or state governmental agency to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action would reasonably be expected to have a Material Adverse Effect.

5.15. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.16. Anti-Terrorism; Anti-Money Laundering; Sanctions. The Borrower, its Subsidiaries and their respective directors, officers, and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries are in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws in all material respects and all applicable Sanctions. The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions. Except as set forth on Schedule 5.16, none of the Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity that is, or is 50% or more owned (individually or in the aggregate, directly or indirectly) or controlled by individuals or entities (including any agency, political subdivision or instrumentality of any government) that are (a) the target of any Sanctions or (b) located, organized or resident in a country or territory that is the subject of Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Crimea, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and the Kherson and Zaporizhzhia regions of Ukraine).

5.17. Affected Financial Institution. The Borrower is not an Affected Financial Institution.

5.18. Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement. As used in this Section 5.18, “U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

ARTICLE VI

COVENANTS

So long as any Lender has any Term Loan Commitment hereunder or any Obligations are outstanding, the Borrower shall, unless the Required Lenders otherwise consent in writing:

6.1. Preservation of Existence and Business. Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate existence and all of its material rights, privileges, licenses and franchises, except as permitted by Section 6.12, and carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

6.2. Preservation of Property. Maintain, and cause each Significant Subsidiary to maintain, all of its Property used or useful in its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such Property and shall not be construed as a covenant of the Borrower not to dispose of any such Property by sale, lease, transfer or otherwise or to discontinue operation thereof if the Borrower reasonably determines that such discontinuation is necessary).

6.3. Payment of Taxes. Pay, and cause each Significant Subsidiary to pay, promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its Property, before the same shall become in default; provided that neither the Borrower nor any Significant Subsidiary shall be required to pay any such tax, assessment, charge or levy (i) in an amount in excess of the amount shown on any related tax return (the Borrower having a reasonable basis for the position reflected therein) or (ii) that is being contested in good faith by appropriate proceedings and with respect to which the Borrower has set aside on its books, in accordance with Agreement Accounting Principles, adequate reserves, or (iii) so long as such tax, assessment, charge or levy, if sustained, would not have a Material Adverse Effect.

6.4. Compliance with Applicable Laws and Contracts. Comply, and cause each Significant Subsidiary to (a) comply, with the requirements of all applicable laws, rules or regulations, Governmental Approvals, and orders, writs, injunctions or decrees of any court or Governmental Authority, including, without limitation, Environmental Laws, if failure to comply with such requirements would have a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower and (b) comply in all material respects with all Anti-Corruption Laws and applicable Sanctions; and maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5. Preservation of Loan Document Enforceability. Take all reasonable actions (including obtaining and maintaining in full force and effect consents and Governmental Approvals), and cause each Significant Subsidiary to take all reasonable actions, that are required so that its obligations under the Loan Documents will at all times be legal, valid and binding and enforceable against it in accordance with their respective terms.

6.6. Insurance. Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies, or through the Borrower’s program of self-insurance, insurance coverage against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any Governmental Approval, or any order, writ, injunction or decree of any court or Governmental Authority.

6.7. Use of Proceeds. Use, directly or indirectly, the proceeds of the Term Loans to finance capital expenditures and for general corporate purposes of the Borrower (in compliance with all applicable legal and regulatory requirements), including, without limitation, to refinance existing Indebtedness of the Borrower.

6.8. Visits, Inspections and Discussions. Permit, and cause each Significant Subsidiary to permit, representatives of the Agent or of any Lender with a Term Loan Commitment or outstanding Term Loans of at least $5,000,000 (provided, however, that Lenders with a Term Loan Commitment or Term Loans of less than $5,000,000 shall be permitted to exercise rights under this Section 6.8 if such right is exercised jointly with the Agent or a Lender with a Term Loan Commitment or Term Loans of at least $5,000,000), and subject in all cases to such Lender being bound by the confidentiality provisions of Section 9.11, during normal business hours and upon reasonable prior written notice to the Borrower:

(a) if no Default or Unmatured Default shall exist and be continuing, to visit the principal office of the Borrower, to discuss its business and affairs with its officers and independent certified accountants (provided that the Borrower shall be permitted to attend any such discussions with such accountants), and to visit its material Property, all to the extent reasonably requested by the Agent or such Lender; provided that such visits and discussions shall in no event occur more frequently than once during any calendar year; provided, further that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower; and provided, further, that, Sections 9.6 and 10.8 hereof notwithstanding, the costs and expenses incurred by any Lender or the Agent or their agents or representatives in connection with any such visits or discussions shall be solely for the account of such Lender or the Agent, as applicable; and

(b) if a Default or Unmatured Default shall exist and be continuing, to visit and inspect its Property, to examine, copy and make extracts from its books and records, and to discuss its business and affairs with its officers and independent certified accountants, all to the extent reasonably requested by such Lender or the Agent, as often as may be reasonably requested; provided that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower.

6.9. Information to Be Furnished. Furnish to the Agent and, if requested by any Lender, furnish to such Lender:

(a) Form 10-Q; Quarterly Financial Statements. Promptly after filing and in any event within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, a copy of the Quarterly Report on Form 10-Q (or any successor form) for the Borrower for such quarter.

(b) Form 10-K; Year-End Financial Statements; Accountants’ Certificates. Promptly after filing and in any event within ninety (90) days after the end of each fiscal year of the Borrower, the Annual Report on Form 10-K (or any successor form) for the Borrower for such year.

(c) Officer’s Certificate as to Calculations. At the time that financial statements are furnished pursuant to Section 6.9(i) or (ii), a compliance certificate of the Chief Financial Officer, the Treasurer, an Assistant Treasurer or any other financial officer of the Borrower substantially in the form of Exhibit C.

(d) Requested Information. From time to time, such other information regarding the business, affairs, insurance or financial condition of the Borrower or any of its Subsidiaries (including, without limitation, any Benefit Plan and any reports of other information required to be filed under ERISA) as any Lender or the Agent may reasonably request, including information and documentation reasonably requested by the Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering Laws.

(e) Beneficial Ownership. At or promptly after any time at which the Borrower or any Subsidiary becomes subject to the Beneficial Ownership Regulation if not subject thereto as of the Effective Date, a completed Beneficial Ownership Certification in form and substance acceptable to the Agent.

(f) Notice of Defaults, Material Adverse Changes and Other Matters. Promptly upon (and in any event within three (3) Business Days after) becoming aware thereof, notice of:

(a) any Default or Unmatured Default,

(b) any circumstance that has resulted in a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower, and

(c) any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

The Borrower may furnish information, documents and other materials that it is obligated to furnish to the Agent and the Lenders pursuant to the Loan Documents, including all items described above in this Section 6.9 and all other notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any communication that (i) relates to a request for a new Term Loan, or the conversion or continuation of an existing Term Loan, (ii) relates to the payment of any amount due under this Agreement prior to the scheduled date therefor or any reduction of the Term Loan Commitments, (iii) provides notice of any Default or Unmatured Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement or any Term Loan hereunder (any non-excluded communication described above, a “Communication”), electronically (including by posting such documents, or providing a link thereto, on the Borrower’s Internet website). Notwithstanding the foregoing, the Borrower agrees that, to the extent requested by the Agent or any Lender, it will continue to provide “hard copies” of Communications to the Agent or such Lender.

The Borrower further agrees that the Agent may make Communications available to the Lenders by posting such Communications on DebtX or a substantially similar secure electronic delivery system (the “Platform”).

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATION OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATION. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT IN CONNECTION WITH ANY COMMUNICATION OR THE PLATFORM. ALTHOUGH THE PLATFORM IS SECURED PURSUANT TO GENERALLY-APPLICABLE SECURITY PROCEDURES AND POLICIES IMPLEMENTED OR MODIFIED BY THE AGENT AND ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES, EACH OF THE LENDERS AND THE BORROWER ACKNOWLEDGES AND AGREES THAT DISTRIBUTION OF INFORMATION THROUGH AN ELECTRONIC MEANS IS NOT NECESSARILY SECURE IN ALL RESPECTS, THE AGENT OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS OR EMPLOYEES ARE NOT RESPONSIBLE FOR APPROVING OR VETTING THE REPRESENTATIVES, DESIGNEES OR CONTACTS OF ANY LENDER THAT ARE PROVIDED ACCESS TO THE PLATFORM AND THAT THERE MAY BE CONFIDENTIALITY AND OTHER RISKS ASSOCIATED WITH SUCH FORM OF DISTRIBUTION. EACH OF THE BORROWER AND EACH LENDER PARTY HERETO UNDERSTANDS AND ACCEPTS SUCH RISKS. IN NO EVENT SHALL THE AGENT HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT SUCH DAMAGES ARE FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITING THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL THE AGENT BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE USE OF THE PLATFORM OR THE BORROWER’S OR THE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that a Communication has been posted to the Platform shall constitute effective delivery of such Communication to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Agent from time to time of the e-mail address to which the foregoing notice may be sent and (ii) that such notice may be sent to such e-mail address. For the avoidance of doubt, the failure of the Agent to provide notice to the Lenders as explicitly required by this Agreement shall not affect the validity or binding nature of a related notice delivered to the Agent by the Borrower; provided, that the Borrower shall remain obligated to provide notice directly to the Agent and/or Lenders when and as required by this Agreement.

6.10. Liens. Not, and not permit any Significant Subsidiary to, suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except this Section 6.10 shall not apply to:

(a) Liens for taxes, assessments or charges imposed on the Borrower or any Subsidiary or any of their property by any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or any of its Subsidiaries, as the case may be, in accordance with Agreement Accounting Principles;

(b) (A) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings; and (B) Liens arising out of judgments or awards which secure payment of legal obligations that would not constitute a Default under Section 7.9;

(c) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security laws, or to secure the performance of bids, tenders contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(d) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(e) the Lien of the Indenture of Mortgage and Deed of Trust dated July 1, 1945, as supplemented and in effect from time to time, from the Borrower to Wells Fargo Bank, National Association (the “Mortgage”);

(f) Permitted Encumbrances (as defined in Section 1.11 of the Mortgage);

(g) Liens securing the payment of Tax-Free Debt, provided that each such Lien shall extend only to the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby;

(h) Liens on or over the whole or any part of the assets of the Borrower as security for any indebtedness owing by the Borrower to any Subsidiary whose primary function is that of acting as a financing Subsidiary of the Borrower and consisting of one or more loans made to the Borrower by such Subsidiary and repayable on the same date as a loan or other indebtedness incurred by such Subsidiary; provided that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed the aggregate principal amount of all such indebtedness incurred by such Subsidiary; and provided further that the aggregate principal amount of the indebtedness secured by all such Liens shall not exceed $100,000,000;

(i) Liens over all or any part of the assets of the Borrower or any Subsidiary constituting a specific construction project or generating plant as security for any indebtedness incurred for the purpose of financing all or such part, as the case may be, of such construction project or generating plant, and Liens and charges incidental to such construction;

(j) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(k) Liens on property or assets of any Subsidiary in favor of the Borrower;

(l) Liens with respect to which cash in the amount of such Liens has been deposited with the Agent;

(m) Liens on or over specific assets hereafter acquired which are created or assumed contemporaneously with, or within 120 days after, such acquisition, for the sole purpose of financing or refinancing the acquisition of such assets (including without limitation Liens to secure obligations to make deferred payments, earn-out payments or royalty payments where such obligations are incurred in connection with the acquisition of such assets);

(n) Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with Oregon Revised Statutes Section 757.400-450;

(o) Liens on cash collateral deposited by the Borrower with counterparties in the ordinary course of the Borrower’s purchase and sale of electric energy, coal, oil and natural gas; and

(p) Liens, in addition to those listed in clauses (i) through (xv) above, incurred in the ordinary course of the Borrower’s business on collateral with a market value that in the aggregate does not exceed $50,000,000.

6.11. Indebtedness to Capitalization Ratio. Not permit the aggregate outstanding principal amount of all Consolidated Indebtedness to exceed 65% of Total Capitalization as of the end of any fiscal quarter.

6.12. Merger or Consolidation. Not merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing that would constitute a Default or Unmatured Default, (ii) the surviving or resulting person, as the case may be, if not the Borrower, assumes by operation of law or agrees in writing to pay and perform all of the obligations of the Borrower hereunder, (iii) the surviving or resulting person, as the case may be, qualifies or is qualified to do business in the State of Oregon, and (iv) the consolidated net worth (as determined in accordance with Agreement Accounting Principles) of the surviving or resulting Person, as the case may be, would be at least equal to the consolidated net worth of the Borrower immediately prior to such merger or consolidation.

6.13. Disposition of Assets. Not sell, lease, assign, transfer or otherwise dispose of any Property or any interest therein, except that this Section 6.13 shall not apply to (a) any disposition of any Property or any interest therein in the ordinary course of business, (b) any disposition of obsolete or retired Property not used or useful in its business, (c) any disposition of any Property or any interest therein (i) for cash or cash equivalent or (ii) in exchange for utility plant, equipment or other utility assets, other than notes or other obligations, in each case equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such Property or interest therein, and provided that such disposition does not constitute a disposition of all or substantially all of the Property of the Borrower and (d) any disposition of any Property or any interest therein in exchange for notes or other obligations substantially equal to the fair market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received after the date hereof from any one obligor in one transaction or a series of transactions shall not exceed 15% of the net asset value of the Borrower.

6.14. Use of Proceeds. Not, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws or (b)(i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Term Loans, whether as Agent, Arranger, Lender, underwriter, advisor, investor, or otherwise).

6.15. Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person,” as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction,” as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement. As used in this Section 6.15, “U.S. Person” means any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Term Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2. Nonpayment of principal of any Term Loan when due, or nonpayment of interest upon any Term Loan or of any ticking fee or other Obligation under any of the Loan Documents within five (5) days after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Sections 6.1 (with respect to the Borrower), 6.7, 6.9(vi)(a), 6.10, 6.11, 6.12, 6.13, 6.14 or 6.15.

7.4. The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice from the Agent or any Lender.

7.5. (a) To the extent not waived, or if applicable, cured, (i) the failure of the Borrower or any Subsidiary to pay when due any Indebtedness aggregating in excess of $10,000,000 (“Material Indebtedness”); (ii) the default by the Borrower or any Significant Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or (iii) any Material Indebtedness of the Borrower or any Significant Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or (b) the Borrower or any of its Significant Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6. The Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of the Borrower or the applicable Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or such Significant Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or such Significant Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of thirty (30) consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of Property of the Borrower and its Significant Subsidiaries which, when taken together with all other Property of the Borrower and its Significant Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. The Borrower or any Significant Subsidiary shall fail within sixty (60) days to pay, bond or otherwise discharge in accordance with its terms one or more (i) judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. Except as disclosed in the Disclosure Documents, the Borrower or any ERISA Affiliate incurs any liability to the PBGC (other than liability for premium payments which are paid when due) or a Benefit Plan pursuant to Title IV of ERISA or the Borrower or any ERISA Affiliate incurs any withdrawal liability pursuant to Title IV of ERISA with respect to a Benefit Plan or Multiemployer Benefit Plan (determined as of the date of notice of such withdrawal liability) in excess of $10,000,000.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the Term Loan Commitments of each Lender hereunder shall automatically terminate and the Obligations shall immediately become due and payable, in each case without further act of the Agent or any Lender and without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (i) terminate or suspend the Aggregate Commitments or (ii) declare the Obligations to be due and payable, or both of the foregoing, whereupon such Aggregate Commitments shall be immediately terminated or suspended and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives. Upon the occurrence and during the continuation of any Default, the Agent may, and at the request of the Required Lenders shall, exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2. Amendments. Subject to the provisions of this Article VIII and Section 3.3(b), the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder or other provisions hereof; provided that no such supplemental agreement shall, without the consent of all of the Lenders affected thereby:

(a) Extend the final maturity of any Term Loan to a date after the Scheduled Termination Date, or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or fees in respect of the Term Loan Commitments.

(b) Reduce the percentage specified in the definition of Required Lenders.

(c) Increase the amount of the Term Loan Commitment of any Lender hereunder or permit the Borrower to assign its rights under this Agreement.

(d) Amend this Section 8.2 (or amend any other term of the Loan Documents that would have the effect of changing Section 8.2).

(e) Amend Section 8.4 or Section 11.2 (or amend any other term of the Loan Documents that would have the effect of changing Section 8.4 or Section 11.2).

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. The Agent may waive payment of any fee required under Section 12.3(a)(iv) without obtaining the consent of any other party to this Agreement.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Term Loan Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Agent), to amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Term Loan Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.

8.3. Preservation of Rights. No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Term Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Term Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

8.4. Application of Funds.

After the exercise of remedies provided for in Section 8.1 (or after the Obligations under this Agreement and the other Loan Documents have automatically become immediately due and payable as set forth in Section 8.1), the Agent shall apply any amounts it receives on account of the Obligations in the following order:

(a) first, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent in its capacity as such;

(b) second, to payment of fees, indemnities and other reimbursable expenses (other than principal, interest, and ticking fees) payable to the Lenders (including fees, charges and disbursements of counsel to the Lenders as required by Section 9.6 and amounts payable under Article III);

(c) third, to payment of accrued and unpaid ticking fees on the Aggregate Commitment and interest on the Loans, ratably among the Lenders in proportion to the amounts described in this Section 8.4(c) payable to them;

(d) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this Section 8.4 payable to them;

(e) fifth, to payment of all other Obligations ratably among the Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(f) last, the balance, if any, to the Borrower or as otherwise required by law.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Term Loans herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrower, the Agent and the Lenders relating to the subject matter thereof.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that each Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6. Expenses; Indemnification; Limitation of Liability.

(a) The Borrower shall reimburse the Agent for the reasonable costs and out of pocket expenses of a single external counsel paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, syndication, review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Agent, the Arrangers and the Lenders for all reasonable costs, internal charges and out of pocket expenses (including the attorneys’ fees of external counsel) paid or incurred by the Agent, any Arranger or any Lender in connection with the collection and enforcement of the Loan Documents.

(b) The Borrower hereby further agrees to indemnify the Agent, each Arranger, each Lender, their respective affiliates, and each of their directors, officers, advisors, trustees and employees against all losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent, any Arranger, any Lender or any affiliate is a party thereto and whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower’s equity holders or creditors or any other party) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the application of the proceeds of any Term Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Agent, each Arranger, each Lender, their respective affiliates, and each of their directors, officers, advisors, trustees (each a “Lender Related Party”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Lender Related Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

9.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If at any time any change in the Agreement Accounting Principles would affect the computation of the financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in the Agreement Accounting Principles (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with the

Agreement Accounting Principles prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in the Agreement Accounting Principles; provided, further, that, (A) all obligations of any Person that are or would have been treated as operating leases for purposes of Agreement Accounting Principles prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements and (B) all financial statements delivered to the Agent hereunder shall contain a schedule showing the modifications necessary to reconcile the adjustments made pursuant to clause (A) above with such financial statements.

9.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable. Without limiting the foregoing provisions of this Section 9.9, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by bankruptcy or other similar debtor relief laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

9.10. Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Arrangers, the Agent on the other hand shall be solely that of borrower and lender. None of the Agent, any Arranger or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agent, any Arranger or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that none of the Agent, any Arranger or any Lender shall have liability to the Borrower for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, except to the extent determined in a final non-appealable judgment by a court of competent jurisdiction. Neither the Agent, the Arranger or any Lender nor the Borrower shall have any liability with respect to, and the Borrower (with respect to the Agent, the Arranger and each Lender) and the Agent, each Arranger and each Lender (with respect to the Borrower) hereby waives, releases and agrees not to sue for any special, indirect or consequential damages suffered by any such party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided, that this sentence shall in no way diminish the Borrower’s indemnification obligations under Section 9.6 (including for any special, indirect or consequential damages awarded to an unaffiliated third-party).

9.11. Confidentiality. The Agent, each Arranger and each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Agent, Arranger or Lender is a party, (vi) to such Lender’s direct or indirect (including prospective) contractual counterparties in connection with credit insurance or swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (vii) permitted by Section 12.4, (viii) to rating agencies if required by such agencies in connection with a rating relating to the Term Loans hereunder, (ix) to the extent required in connection with the exercise of any remedy or any enforcement of this Agreement by such Lender or the Agent and (x) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement; provided that, in the case of clauses (i), (ii), (vi) and (vii), the recipient of such information shall be advised that the information is confidential and shall agree to be bound by the confidentiality obligations of this Section 9.11; and provided further, that in the case of clauses (i) and (ii), the recipient needs to know such information in connection with such Lender’s, such Arranger’s, the Agent’s, or applicable Transferee’s, as applicable, exercise of rights and performance of obligations under this Agreement.

Any Person required to maintain the confidentiality of confidential information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such confidential information as such Person would accord to its own confidential information.

Each of the Agent and the Lenders acknowledges that (a) the confidential information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

For the avoidance of doubt, nothing in this Section 9.11 shall prohibit any Person from voluntarily disclosing or providing any Information to any governmental, regulatory or self-regulatory organization to the extent that such prohibition is prohibited by the laws or regulations applicable to such governmental, regulatory or self-regulatory organization.

9.12. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of any Term Loan provided for herein.

9.13. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a)(i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and any Arranger, the Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether any Arranger, the Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters, (ii) the arranging and other services regarding this Agreement provided by the Arrangers, the Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Arrangers, the Agent and the Lenders, on the other hand, (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b)(i) each of the Arrangers, the Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (ii) none of the Arrangers, the Agent and the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Arrangers, the Agent and the Lenders and their respective branches and Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Arrangers, the Agent and the Lenders has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by applicable law, the Borrower hereby waives and releases any claims that it may have against any of the Arrangers, the Agent and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

9.14. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrower pursuant to Section 326 of the PATRIOT Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for the Borrower: When the Borrower opens an account, if the Borrower is an individual, the Agent and the Lenders will ask for the Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Agent and the Lenders to identify the Borrower, and, if the Borrower is not an individual, the Agent and the Lenders will ask for the Borrower’s name, tax identification number, business address, and other information that will allow the Agent and the Lenders to identify the Borrower. The Agent and the Lenders may also ask, if the Borrower is an individual, to see the Borrower’s driver’s license or other identifying documents, and, if the Borrower is not an individual, to see the Borrower’s legal organizational documents or other identifying documents.

9.15. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(a) a reduction in full or in part or cancellation of any such liability;

(b) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE X

THE AGENT

10.1. Appointment; Nature of Relationship. U.S. Bank National Association, is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 9 102(a)(72) of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees, in each case acting in its capacity as Agent and not as Lender, shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their breach of the Agent’s obligations hereunder or thereunder or to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4. Responsibility for Term Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; or (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agent at such time, but is voluntarily furnished by the Borrower to the Agent (either in its capacity as Agent or in its individual capacity). Neither the Agent, any Arranger nor any of their respective directors, officers, agents or employees shall have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Agent, an Arranger or their respective directors, officers, agents or employees in any capacity, except for notices, reports and other documents that are required to be furnished by the Agent to the Lenders pursuant to the express provisions of this Agreement.

10.5. Action on Instructions of Lenders. The Agent, the Arrangers and their respective directors, officers, agents or employees shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or, when expressly required hereunder, all of the Lenders), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys in fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys in fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon, and shall be fully protected in relying on, any notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. Each Lender that has signed this Agreement or a signature page to an Assignment Agreement or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.

10.8. Agent’s Reimbursement and Indemnification. To the extent that the Borrower has not otherwise indemnified the Agent pursuant to Section 9.6(b), each Lender severally agrees to reimburse and indemnify the Agent ratably in proportion to the sum of their respective unfunded Term Loan Commitments plus Outstanding Credit Exposure (i) for any amounts not reimbursed by the Borrower for which the Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders and, in the case of a “notice of default” received from a Lender, to the Borrower.

10.10. Rights as a Lender. Notwithstanding anything to the contrary in this Article X, in the event the Agent is a Lender, the Agent shall have the same rights, powers, and obligations hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise such rights and powers, and shall comply with such obligations, as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, financial advisory, underwriting, capital markets, trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent in its individual capacity is not obligated to remain a Lender.

10.11. Lender Credit Decision. Each Lender expressly acknowledges that none of the Agent, any Arranger or any of their respective directors, officers, agents or employees has made any representations or warranties to it and that no act taken or failure to act by the Agent, any Arranger or any of their respective directors, officers, agents or employees, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Agent, any Arranger or any of their respective directors, officers, agents or employees to any Lender as to any matter, including whether the Agent, any Arranger or any of their respective directors, officers, agents or employees have disclosed material information in their (or their respective directors’, officers’, agents’ or employees’) possession. Each Lender expressly acknowledges, represents and warrants to the Agent and each Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and its Subsidiaries, or the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Agent, any Arranger, any other Lender or any of their respective directors, officers, agents or employees and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the transactions contemplated by this Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Agent, any Arranger or any other Lender or any of their respective directors, officers, agents or employees (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 10.11.

10.12. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty five (45) days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint with the Borrower’s written consent, not to be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint with the Borrower’s written consent, not to be unreasonably withheld or delayed, on behalf of the Borrower and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Lender and with the consent of the Borrower, not to be unreasonably withheld or delayed, appoint any of its Affiliates which is a commercial bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents or related to its duties as Agent that are carried out following its retirement or removal. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “prime rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13. Delegation to Affiliates. The Borrower and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Article IX and Article X.

10.14. Other Agents. The Lenders identified on the signature pages of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being a “Co-Syndication Agent” (collectively, the “Other Agents”), shall have no rights, powers, obligations, liabilities, responsibilities or duties under this Agreement other than those applicable to all Lenders as such, but each such Person shall have the benefits of the indemnities and exculpatory provisions hereof. Without limiting the foregoing, the Other Agents and the Arrangers shall not have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Other Agents or the Arrangers in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

10.15. Certain ERISA Matters.

(a)

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(A) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more ERISA Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments or this Agreement;

(B) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement;

(C) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Term Loan Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement; or

(D) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

In addition, unless either (i) clause (A) above is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (D) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Term Loan Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

10.16. Erroneous Payments.

(a) If the Agent notifies a Lender or other holder of any Obligations (each, a “Lender Party”), or any Person who has received funds on behalf of a Lender Party (any such Lender Party or other recipient, a “Payment Recipient”), that the Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 10.16(b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously received by, such Payment Recipient (whether or not such error is known to any Payment Recipient) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to) promptly, but in no event later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting Section 10.16(a), if any Payment Recipient receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) that (x) is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) such Payment Recipient otherwise becomes aware was transmitted, or received, in error (in whole or in part):

(a) (A) in the case of immediately preceding clause (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error has been made, in each case, with respect to such payment, prepayment or repayment; and

(b) such Payment Recipient shall promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 10.16(b).

(c) Each Lender Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender Party under any Loan Document, or otherwise payable or distributable by the Agent to such Lender Party from any source, against any amount due to the Agent under Section 10.16(a) or under the indemnification provisions of this Agreement.

(d) An Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations, except to the extent such Erroneous Payment comprises funds received by the Agent from the Borrower for the purpose of making such Erroneous Payment.

(e) To the extent permitted by applicable law, each Payment Recipient hereby agrees not to assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment, including without limitation any defense based on “discharge for value” or any similar doctrine, with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment.

(f) Each party’s agreements under this Section 10.16 shall survive the resignation or replacement of the Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Term Loan Commitments, or the repayment, satisfaction or discharge of any or all Obligations.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if a Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, provided each Lender agrees, solely for the benefit of the other Lenders and not for the benefit of the Borrower, that it shall not exercise any right provided for in this Section 11.1 without the prior consent of the Required Lenders; provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares, and each Lender severally agrees to pay to the Agent upon demand its (or its applicable Affiliate’s) applicable ratable share (without duplication) of any amount so recovered from or repaid by the Agent plus interest thereon at a per annum rate equal to the Federal Funds Effective Rate from the date of such demand to the date such payment is made to the Agent. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by any Lender of all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Term Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Term Loan to direct payments relating to such Term Loan to another Person. Any assignee of the rights to any Term Loan agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Term Loan, shall be conclusive and binding on any subsequent holder or assignee of the rights to such Term Loan.

12.2. Participations.

(a) Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Term Loan Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Term Loan or Term Loan Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Term Loan or Term Loan Commitment, extends the Scheduled Termination Date, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees on, any such Term Loan or Term Loan Commitment.

(c) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

12.3. Assignments.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Term Loan Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the related Term Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (a)(i)(A) of this Section, the aggregate amount of the Term Loan Commitment (which for this purpose includes Term Loans outstanding thereunder) or, if the Term Loan Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Term Loans and Term Loan Commitments, and rights and obligations with respect thereto, assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (a)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received notice thereof; and

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Term Loan Commitment if such assignment is to a Person that is not a Lender with a Term Loan, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an administrative questionnaire in a form acceptable to the Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Term Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Term Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Article III and Section 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2 (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).

(b) Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s office a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries, including without limitation any information contained in any Annual Report on Form 10-K or any Quarterly Report on Form 10-Q; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv) and Section 3.5(vi), as applicable.

12.6. Designation of SPVs.

(a) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”, identified as such in writing from time to time by such Granting Lender to the Agent and the Borrower) the option to fund all or any part of any Term Loan or fee or expense reimbursement or other obligation (each, a “Lender Funding Obligation”) that such Granting Lender would otherwise be obligated to fund pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Lender Funding Obligation, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of any such Lender Funding Obligation, the Granting Lender shall be obligated to fund such Lender Funding Obligation pursuant to the terms hereof, (iii) no SPV shall exercise any voting rights pursuant to Section 8.2 (such voting rights to be exercised instead by such Granting Lender) and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of any Lender Funding Obligation by an SPV hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent that, and as if, such Lender Funding Obligation were funded by such Granting Lender.

(b) As to any Lender Funding Obligations or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Lender Funding Obligations or portion thereof would have had under this Agreement; provided that each SPV shall have granted to its Granting Lender an irrevocable power of attorney to deliver and receive all communications and notices under this Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Agreement. No additional Note shall be required to evidence the Lender Funding Obligations or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Lender Funding Obligations or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

(c) Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

(d) In addition, notwithstanding anything to the contrary contained in this Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Lender Funding Obligations to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Lender Funding Obligations and (ii) disclose on a confidential basis any non-public information relating to its Lender Funding Obligations to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.6 may not be amended without the written consent of any Granting Lender affected thereby.

12.7. Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Agent and such Lender.

ARTICLE XIII

NOTICES

13.1. Notices.

(a) Except as otherwise permitted by Section 2.8 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party at its address or facsimile number set forth on Schedule 13.1, in the case of communications to any Lender, to the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information or, in each case, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, (iii) if given by any other means, when delivered at the address specified in this Section or (iv) if given by electronic transmission, as provided in Section 13.1(b); provided that notices to the Agent under Article II shall not be effective until received.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Agent and the Lenders may rely upon, and shall incur no liability for relying upon, any oral or written request the Agent or any Lender believes to be genuine and to have been signed, sent or made by an authorized person. Upon request by the Agent, the Borrower must promptly confirm each oral notice in writing (which may include email), authenticated by an authorized representative of the Borrower. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent shall govern absent manifest error.

13.2. Change of Address. The Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Agent, and when the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

The words “execution,” “signed,” “signature,” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including E-SIGN, the New York State Electronic Signatures and Records Act, or any other similar state laws based on UETA.

Without notice to or consent of the Borrower, the Agent and each Lender may create electronic images of any Loan Documents and destroy paper originals of any such imaged documents. Such images have the same legal force and effect as the paper originals and are enforceable against the Borrower and any other parties thereto. The Agent and each Lender may convert any Loan Document into a “transferrable record” as such term is defined under, and to the extent permitted by, UETA, with the image of such instrument in the Agent’s or such Lender’s possession constituting an “authoritative copy” under UETA. If the Agent agrees, in its sole discretion, to accept delivery by telecopy or PDF of an executed counterpart of a signature page of any Loan Document or other document required to be delivered under the Loan Documents, such delivery will be valid and effective as delivery of an original manually executed counterpart of such document for all purposes. If the Agent agrees, in its sole discretion, to accept any electronic signatures of any Loan Document or other document required to be delivered under the Loan Documents, the words “execution,” “signed,” and “signature,” and words of like import, in or referring to any document so signed will deemed to include electronic signatures and/or the keeping of records in electronic form, which will be of the same legal effect, validity and enforceability as a manually executed signature and/or the use of a paper-based recordkeeping system, to the extent and as provided for in any applicable law, including UETA, E-SIGN, or any other state laws based on, or similar in effect to, such acts. The Agent and each Lender may rely on any such electronic signatures without further inquiry.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3. WAIVER OF JURY TRIAL. THE BORROWER, THE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Borrower, the Lenders and the Agent have executed this Agreement as of the date first above written.

PORTLAND GENERAL ELECTRIC COMPANY

By /s/ Joseph R. Trpik, Jr.

Name: Joseph R. Trpik, Jr.
Title: Senior Vice President, Chief Financial Officer

Signature Page to
Portland General 2026 Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as Agent and as a Lender

By /s/ Eugene Butera

Name: Eugene Butera
Title: Vice President

Signature Page to
Portland General 2026 Credit Agreement

COBANK, ACB, as a Lender

By /s/ Kelli Cholas

Name: Killi Cholas
Title: Assistant Corporate Secretary

Signature Page to
Portland General 2026 Credit Agreement

MIZUHO BANK, LTD., as a Lender

By /s/ Edward Sacks

Name: Edward Sacks
Title: Managing Director

Signature Page to
Portland General 2026 Credit Agreement

SCHEDULE 2

TERM LOAN COMMITMENTS

Lender:	Term Loan Commitment:
U.S. BANK NATIONAL ASSOCIATION	$116,666,666.68
COBANK, ACB	$116,666,666.66
MIZUHO BANK, LTD.	$116,666,666.66
TOTAL TERM LOAN COMMITMENTS	$350,000,000.00